Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated October 27, 2017 with respect to the shares of Common Stock of Computer Programs and Systems, Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: October 27, 2017

Gilead Capital LP

By:	Gilead Capital GP LLC General Partner

By:	/s/ Jeffrey A. Strong
	Name:	Jeffrey A. Strong
	Title:	Managing Member

Gilead Capital GP LLC

By:	/s/ Jeffrey A. Strong
	Name:	Jeffrey A. Strong
	Title:	Managing Member

/s/ Jeffrey A. Strong
Jeffrey A. Strong